Exhibit 10.7

Financial Square
32 Old Slip 10th Floor
New York NY 10005 USA
Tel 212897 7660
Fax 212897 7669 E-mail info@fxcm.com
December 23, 2009
Mr. Robert Lande
181 Hudson Street, Apt 5A
New York, NY 10013
Dear Robert,
We are pleased to offer you a position of Chief Financial Officer with Forex Capital Markets LLC (“FXCM”). As a full-time employee, you are also entitled to the standard company benefits package. Further details will be provided at the New Hire Orientation program, scheduled during your first week on the job. We would like you to start on January 4, 2010. Please report to Human Resources at the above address at 9am. The purpose of this letter is to formally document your discussions regarding joining Forex Capital Markets, LLC.
The Principal features of the offer are as follows:

Reports to:	Drew Niv — Chief Executive Officer

Starting Date:	January 4, 2010

Salary:	The rate of remuneration is as noted below;

1. Annual salary $350,000.00

2. Target annual bonus of $200,000.00 which may increase depending on performance at the discretion of the Board.

3. You will be granted a cash bonus of $600,000 in the event of an initial public offering of FXCM.

4.   If FXCM is sold, you will be granted a one-time cash payment of $350,000.00 at the time of the sale and be eligible for severance of one (1) year at $350,000.00 base salary plus $200,000.00 annual bonus if your employment is terminated.

5. Your remuneration will be reviewed periodically.

Benefits:

1. Your medical insurance will become effective upon your date of hire. The customary 90-day waiting period for medical insurance will be waived;

2. You will be entitled to three weeks paid vacation and other potential benefits extended to senior employees of the company.

3. Other voluntary benefits will include a 401K plan, life insurance and transit program.
Termination:
In accepting our offer of employment, you certify your understanding that your employment will be on an at-will basis, and that neither you nor the company has entered into a contract regarding the terms or the duration of your employment. As an at-will employee, you will be free to terminate your employment with the company at any time, with or without cause or advance notice. Likewise, the company will have the right to terminate your employment at any time, with or without cause or advance notice.
Finally, please be advised that any offer of employment is conditioned upon your taking and passing a post-offer/pre-employment drug/alcohol test, background check and receipt of proof of eligibility to work in the United States.
I am pleased to offer you this opportunity at FXCM and hope you will find your employment with FXCM to be a rewarding experience. If you have any questions or if there is anything that I can do to make your transition to FXCM a pleasant one, please call me at 646-432-2282.
Kindly indicate your understanding and acceptance of our offer by signing below and returning a copy. We look forward to seeing you on January 4, 2010.
Sincerely,
/s/ Sandra Faust
Sandra Faust
Human Resources Director
Forex Capital Markets LLC
I agree to the terms of the employment set forth above.

/s/ Robert Lande Signature	12/23/09 Date